Exhibit 99.1

February 1, 2017

Dear Shareholder:

Enclosed (unless you have direct deposit) is your February 1, 2017, dividend for Civista Bancshares, Inc.

Based upon our preliminary determination, we are very pleased to report the earnings for 2016 were $15,727,000 or $1.57 diluted per share earnings available to common shareholders. This compares to 2015 earnings of $11,168,000, or $1.17 diluted per share earnings available to common shareholders, a 34% increase.

Total loans at year end were $1,055,506,000 compared to $1,001,527,000 for year-end 2015. This was an increase of $53,979,000 or 5.4%. In addition to that net growth in booked loans, we generated and sold $67,725,000 in real estate mortgages. Our deposits increased to $1,121,103,000 at year-end, up 6.6% from $1,052,033,000 from year-end 2015. Our noninterest deposits now comprise 30.8% of our total deposits, up from 28.6% a year ago. Our focus on noninterest-bearing deposits has contributed nicely to our interest margin.

Looking at our earnings components, net interest income (again, the money we earn by collecting deposits and putting them to work in loans and investments) was $50,259,000. This was up $2,867,000 or 6.0% from year-end 2015. We are very pleased with that increase given the interest rate environment in 2016.

Our provision for loan losses was a positive number for 2016. We received a recovery of $1,300,000 from a loan charged down during the recession that was refinanced elsewhere, allowing us a total recovery. In 2015 we had a provision of $1,200,000.

Our noninterest income for the year was $16,131,000. This was up $1,853,000 or 13.0% from 2015. Contributors to this increase were service charges, gain on the sale of mortgages (from the $67,725,000 in real estate mortgages described above), ATM fees, and a $750,000 increase in revenue from our tax refund processing business.

The fourth component of net income is noninterest expenses which were $43,837,000, up $893,000 or just 2.1%, from 2015. In 2016 we had a full year of expenses from the Dayton acquisition and a full year expense from our Mayfield Heights operation.

You will be receiving your annual report and proxy by mid-March. It will contain much more detail on the 2016 performance. As always, I would also encourage you to read the material and vote your shares. Your votes and comments are important. We do look at them.

The annual shareholders meeting will be April 18, 2017 at 10:00 A.M. at the Firelands Campus of BGSU in Huron, Ohio. We hope to see you there.

If you have any questions, a call is always welcomed.

Very truly yours,

James O. Miller President and CEO

Cautionary Statement Regarding Forward-Looking Information

Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and Civista Bancshares, Inc. assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.